Exhibit 10.3

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

SEVERANCE AND CHANGE IN CONTROL PAY PLAN FOR US EXECUTIVES

(Adopted March 8, 2020 and as amended June 5, 2020 and February 22, 2022)

The purpose of the Willis Towers Watson Public Limited Company Severance and Change in Control Pay Plan for US Executives, as amended from time to time (the “Plan”), is to better provide for the retention of key executives through providing them with a higher degree of financial security, on the terms and conditions hereinafter stated. The Plan is intended to be a severance pay plan governed by Title I of ERISA primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Plan will be paid solely from the general assets of the Company. The amended and restated Plan shall be effective as of February 22, 2022 (the “Effective Date”); provided that, any change to the terms of the Plan pursuant to this amendment and restatement that materially and adversely impacts the right of a Participant under the Plan shall not be effective until the first anniversary of the Effective Date, in accordance with Section 5.01.

ARTICLE I

DEFINITIONS

Section 1.01 As used in this Plan, the following terms shall have the respective meanings set forth below:

(a) “409A CIC” shall have the meaning ascribed to such term in Section 4.04 of the Plan.

(b) “Accountants” shall have the meaning ascribed to such term in Section 6.04 of the Plan.

(c) “AFR” shall have the meaning ascribed to such term in Section 6.05 of the Plan.

(d) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(e) “Board” means the Board of Directors of the Company.

(f) “Bonus” means the annual bonuses payable pursuant to the Company’s Annual Incentive Plan or such other plan that provides for the payment of annual incentive bonuses as may be, from time to time, authorized by the Board or the Compensation Committee.

(g) “Cause” means: the Participant’s (i) gross or chronic neglect or negligence in the performance of the Participant’s employment duties with respect to the Company or its Subsidiaries having been provided reasonable notice of such neglect or negligence and a period of at least ten (10) days after the Participant’s receipt of such notice to cure and/or correct such performance neglect or negligence, (ii) willful misconduct in connection with the Participant’s employment which is injurious to the Company or its Subsidiaries (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Participant to the Company or its Subsidiaries), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) breach of any of the Participant’s restrictive covenants and other obligations as provided in the Participant’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Participant and the Company or any of its Subsidiaries (other than an insubstantial, inadvertent and non-recurring breach), or (v) violation of any material written Company policy, which includes any policy regarding sexual harassment, after reasonable notice and an opportunity to cure such violation (if curable as determined by the Board) within ten (10) days after the Participant’s receipt of such notice.

(h) “Change in Control” means:

(i) the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons of the Ordinary Shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Ordinary Shares; or

(ii) occupation of a majority of the Board (other than vacant seats) by Persons who were neither (A) nominated by the Board nor (B) appointed by members of the Board so nominated; or

(iii) the consummation of a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions.

For the avoidance of doubt, a transaction shall not constitute a Change in Control (x) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the Company or its Subsidiaries (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) and (y) where all or substantially all of the Person(s) who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of the Company.

(i) “Chief Executive Officer” means the Chief Executive Officer of the Company.

(j) “CIC Period” means the period of time beginning on the date that is six (6) months prior to a Change in Control and ending on the date that is twenty-four (24) months following such Change in Control.

(k) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and also has the meaning ascribed to it in Section 3.01(c).

(l) “COBRA Payment Period” shall have the meaning ascribed to such term in Section 3.01(c) of the Plan.

(m) “Code” means the Internal Revenue Code of 1986, as amended.

(n) “Company” means Willis Towers Watson Public Limited Company, a corporation organized under the laws of Ireland, and any successor corporation thereto.

(o) “Company Change” means any merger, consolidation or corporate reorganization of the Company, including, for the avoidance of any doubt, a Change in Control.

(p) “Compensation Committee” means the Compensation Committee of the Board.

(q) “Date of Termination” means the date on which a Participant’s employment by the Company and its Subsidiaries terminates.

(r) “Dodd – Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(s) “Eligible Executive” means an employee of the Company or any Subsidiary who is considered a Section 16 officer within the meaning of the Exchange Act.

(t) “EIP” means the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended from time to time, or any successor plan thereto.

(u) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w) “Excise Tax” means the excise tax imposed by Section 4999 of the Code.

(x) “Good Reason” means that one or more of the following events has occurred without the Participant’s written consent: (i) a material adverse diminution in the Participant’s position, authority or responsibilities or the assignment to Participant of duties or responsibilities which are materially inconsistent with the Participant’s position; (ii) a material reduction in the Participant’s monthly base salary or target annual incentive plan percentage; or (iii) the Participant is required to relocate the Participant’s primary work location of record, either (A) if the Participant is designated to work primarily at a Company office, to an office outside a radius of fifty (50) miles from the Participant’s current office location, or (B) if the Participant is designated to work primarily on a “remote” basis, to any office or location that is not materially consistent with the Participant’s remote work arrangement. The Participant may not resign or otherwise terminate the Participant’s employment for any reason set forth above as Good Reason unless the Participant first notifies the Employer in writing describing such Good Reason within ninety (90) days of the first occurrence of such circumstances, and, thereafter, such Good Reason is not corrected by the Employer within thirty (30) days of the Participant’s written notice of such Good Reason, and the Participant actually terminates employment within ninety (90) days following the expiration of the Employer’s 30-day cure period described above.

(y) “Involuntary Termination” means a termination of the Participant’s employment by the Company other than for Cause and other than as a result of the Participant’s death or Permanent Disability.

(z) “LTI Award” means an award covering the outstanding shares of the Company granted under the EIP.

(aa) “LTI Award Agreement” means the form of award agreement evidencing, and governing the terms of, an LTI Award.

(bb) “Non-CIC Period” means the period prior to or following a CIC Period.

(cc) “Nonqualifying Termination” means a termination of the Participant’s employment other than a Qualifying Termination.

(dd) “Notification Letter” shall have the meaning ascribed to such term in Section 2.01 of the Plan.

(ee) “Ordinary Shares” means the ordinary shares of the Company, with a nominal value of $0.000304635 per Share.

(ff) “Participant” means any Eligible Executive who is selected to be a participant in the Plan by action of the Compensation Committee as specified herein.

(gg) “Permanent Disability” means that the Participant would qualify to receive long-term disability payments under the long-term disability policy, as it may be amended from time to time, of the Company or the Subsidiary to which the Participant provides services covering the Participant or, if no such plan exists or applies, such term will mean a determination that a person is “totally disabled” by the Social Security Administration.

(hh) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(ii) “Plan Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any Person to whom the Plan Administrator has delegated, in writing, any authority or responsibility with respect to the Plan, but only to the extent of such delegation.

(jj) “Qualifying Termination” means (i) an Involuntary Termination, or (ii) a termination of the Participant’s employment as a result of a resignation by the Employee for Good Reason.

(kk) “Recoupment Rules” means the Company’s Compensation Recoupment Policy, as in effect on the date of a Qualifying Termination or, if earlier, the effective date of a Change in Control and any rules or regulations promulgated under the Dodd-Frank Act or by any stock exchange on which the Company’s securities are listed.

(ll) “Release” means the form of waiver and release of claims attached hereto as Exhibit A, as may be updated from time to time to reflect changes in law.

(mm) “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

(nn) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of fifty (50) % or more of the total combined voting power of the then outstanding securities of such corporation or other entity.

(oo) “Target Bonus Amount” means, with respect to any Year, the Participant’s target Bonus for such Year based upon the Company’s forecasted operational plan.

(pp) “Year” means the fiscal year of the Company.

ARTICLE II

PARTICIPATION

Section 2.01 Participation in the Plan. The Compensation Committee may designate any Eligible Executive to be a Participant. Promptly following such designation, each Participant shall be notified of his or her participation in a formal communication from the Compensation Committee or the Company (a “Notification Letter”). Participation in the Plan shall be determined in the Compensation Committee’s sole discretion. Each Eligible Executive shall become a Participant on the date the Eligible Executive signs and properly returns the Notification Letter. Participation in the Plan means that the severance payments and benefits under the Plan supersede and replace any previously offered or agreed payments or benefits (including non-monetary) in the nature of severance, howsoever arising. Once participation in the Plan has commenced, a Participant shall remain a Participant until the first to occur of (i) a Nonqualifying Termination and (ii) the completion of the delivery of all benefits under the Plan following the termination of his or her employment under circumstances giving rise to a right to such benefits. In addition, if at any time on or following the Effective Date and prior to a Change in Control a Participant no longer meets the definition of an Eligible Executive by reason of not being considered a Section 16 officer within the meaning of the Exchange Act, the Participant shall cease participation in the Plan effective as of the first anniversary of any such change in status, unless the Participant has become eligible for benefits under Section 2.02 of the Plan prior to such first anniversary date.

Section 2.02 Benefits Eligibility. A Participant shall become entitled to benefits under the Plan in the event he or she experiences a Qualifying Termination, provided that all of the conditions set forth in Section 2.03 are satisfied in the case of a Qualifying Termination, and provided further that any benefits or severance entitlements provided to a Participant under this Plan shall be offset as contemplated under Section 2.05.

Section 2.03 Conditions.

(a) As a condition precedent to entitlement of each Participant to benefits under Sections 3.01(b) and (c) of the Plan (Involuntary Termination During a Non-CIC Period), the Participant agrees to each of the following:

(i) The Participant shall have executed, within twenty-one (21) days, or if required for an effective age release, forty-five (45) days, following the Participant’s Date of Termination, a Release, and the applicable revocation period set forth in such release shall have expired;

(ii) The Participant agrees to execute a resignation letter stating that effective as of the Participant’s Date of Termination, or such earlier date as required or requested by the Company, the Participant resigns as any officer or director position with the Company or any of its Subsidiaries of which he or she is a member and/or to which he or she has been appointed;

(iii) The Participant shall return to the Company all property of the Company (or Subsidiary) in the possession of the Participant (or of a person controlled by the Participant); and

(iv) The Participant shall reasonably cooperate with the Company to complete the transition of matters with which the Participant is familiar or responsible to other executives or employees and to make himself or herself reasonably available to answer questions or assist in matters which may require attention after the Participant’s Date of Termination.

(v) The Participant shall have executed, as of the date participation in this Plan by the Participant becomes effective, the consent in the form provided by the Company pursuant to which the Participant shall acknowledge and agree to waive any and all rights to any severance payments or benefits to which the Participant may be entitled to under any other agreement, policy or other arrangements other than as contemplated in this Plan.

(b) As a condition precedent to entitlement of each Participant to benefits under Sections 3.02(b), (c) and (d) of the Plan (Qualifying Termination During CIC Period), the Participant shall have executed, within twenty-one (21) days, or if required for an effective age release, forty-five (45) days, following the Participant’s Date of Termination, a Release, and the applicable revocation period set forth in such release shall have expired.

Section 2.04 A Participant shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise and, except as provided in Sections 3.01(c) or 3.02(d), no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment.

Section 2.05 The severance payments and benefits under the Plan to a Participant are intended to constitute the exclusive payments and benefits in the nature of severance or termination pay that shall be due to a Participant upon termination of his or her employment and to supersede any previously offered or agreed payments or benefits (including non-monetary) in the nature of severance, howsoever arising. Without limiting any of the foregoing, the severance payments and benefits under the Plan shall be in lieu of (or offset by) severance benefits or entitlements, termination indemnities, pay in lieu of notice, or the like provided under any of the Participant’s other agreements, plans, practices or arrangements with the Company or a Subsidiary. Any reductions in payments or benefits shall be made in a manner that complies with Section 409A of the Code. For the avoidance of doubt, there shall be no duplication of benefits under the Plan or otherwise.

ARTICLE III

TERMINATION BENEFITS

Section 3.01 Involuntary Termination During Non-CIC Period. If, during a Non-CIC Period, the employment of a Participant terminates as a result of an Involuntary Termination, then, subject to the terms of the Plan, the Participant shall be entitled to the following (which, to the extent payable directly to the Participant, shall be payable in accordance with Article IV):

(a) a lump-sum cash amount equal to the sum of (A) the Participant’s earned and unpaid base salary from the Company and its Subsidiaries through the Date of Termination, (B) any outstanding Bonus for which (i) the performance period has been completed and (ii) the Compensation Committee has determined that the payment for the Bonus is due and owing with respect to the Participant, (C) any paid time off pay that is accrued and unused as of the Date of Termination, and (D) any unreimbursed expenses properly incurred by the Participant in accordance with the Company’s business expense reimbursement policy;

(b) an amount equal to the sum of (A) twelve (12) months (twenty-four (24) months in the case of the Chief Executive Officer) of base salary calculated using the Participant’s base salary as of the Date of Termination, and (B) one (1) times (two (2) times in the case of the Chief Executive Officer) the Participant’s Target Bonus Amount for the Year in which the Participant’s Date of Termination occurs, to be paid in twelve (12) equal monthly installments in accordance with Article IV;

(c) provided that the Participant properly and timely elects continuation healthcare coverage under Section 4980B of the Code and the Treasury Regulations thereunder or any similar state medical and dental insurance continuation coverage program (“COBRA”), the cost of the entire amount of the COBRA premiums for the continuation of group healthcare coverage for the Participant and the Participant’s eligible dependents, if applicable, under the Company’s group medical and dental plans from the date immediately following the Date of Termination and continuing until the earlier of (i) the date that is eighteen (18) months (twenty-four (24) months in the case of the Chief Executive Officer) following the Date of Termination, (ii) the date that the Participant becomes eligible to receive benefits under another employer’s group health plan and (iii) the date that the Participant ceases to be eligible for COBRA (the “COBRA Payment Period”), with the understanding that following the COBRA Payment Period, any further continuation of coverage under applicable law shall be at the Participant’s sole responsibility and expense. Notwithstanding the foregoing, if the payment of COBRA premiums or the provision of benefits hereunder is likely to result in a penalty to the Participant or at any time the Company determines, in its sole discretion, that the payment of COBRA premiums or the provision of benefits hereunder is likely to result in a penalty to the Company or violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay the Participant, on the Company’s regular payroll dates during the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the amount of the COBRA premiums that the Company has agreed to pay pursuant to this Section 3.01(c) for the corresponding payroll period; and

(d) the Participant shall be entitled to such benefits under his or her outstanding LTI Awards as may be provided under the applicable LTI Award Agreement.

Section 3.02 Qualifying Termination During CIC Period. If, during the CIC Period, the employment of the Participant terminates as a result of Qualifying Termination, then, subject to the terms of the Plan, the Participant shall be entitled to the following (which, to the extent payable directly to the Participant, shall be payable in accordance with Article IV):

(a) a lump-sum cash amount equal to the sum of (A) the Participant’s earned and unpaid base salary from the Company and its Subsidiaries through the Date of Termination, (B) any outstanding Bonus for which (i) the performance period has been completed and (ii) the Compensation Committee makes a determination that Bonuses are payable generally to participants based on the attainment level of performance goals, (C) any paid time off pay that is accrued and unused as of the Date of Termination, and (D) any unreimbursed expenses properly incurred by the Participant in accordance with the Company’s business expense reimbursement policy;

(b) a pro-rata portion of the Bonus payable for the Year in which the Date of Termination occurs, calculated by multiplying the amount of the Bonus that is determined to be payable based on the actual attainment level, by a fraction, the numerator of which is the number of full and partial months the Participant was employed during the Year in which the Date of Termination occurs and the denominator of which is 12;

(c) a lump-sum cash amount equal to the sum of (A) twenty-four (24) months (thirty-six (36) months in the case of the Chief Executive Officer) of base salary calculated using the Participant’s highest monthly rate of base salary during the twelve (12) month period immediately preceding the Date of Termination, or if greater, immediately preceding the Change in Control in the case of a Qualifying Termination occurring on a date that follows a Change in Control, and (B) two (2) times (three (3) times in the case of the Chief Executive Officer) the Participant’s Target Bonus Amount for the Year in which the Date of Termination occurs, or if greater, for the Year in which the Change in Control occurs in the case of a Qualifying Termination occurring on a date that follows a Change in Control, provided that the amount contemplated under this Section 3.02(c) shall be reduced by any amounts payable under Section 3.01(b);

(d) provided that the Participant properly and timely elects continuation healthcare coverage under COBRA, the cost of the entire amount of the COBRA premiums for the continuation of group healthcare coverage for the Participant and the Participant’s eligible dependents, if applicable, under the Company’s group medical and dental plans from the Date of Termination through the last day of the COBRA Payment Period, with the understanding that following the COBRA Payment Period, any further continuation of coverage under applicable law shall be at the Participant’s sole responsibility and expense. Notwithstanding the foregoing, if the payment of COBRA premiums or the provision of benefits hereunder is likely to result in a penalty to the Participant or at any time the Company determines, in its sole discretion, that the payment of COBRA premiums or the provision of benefits hereunder is likely to result in a penalty to the Company or violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay the Participant, on the Company’s regular payroll dates during the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the amount of the COBRA premiums that the Company has agreed to pay pursuant to this Section 3.02(d) for the corresponding payroll period; and

(e) the Participant shall be entitled to such benefits under his or her outstanding LTI Awards as may be provided under the applicable LTI Award Agreement.

ARTICLE IV

FORM AND TIME OF PAYMENT

Section 4.01 The payments and amounts contemplated under Sections 3.01(a) and 3.02(a) shall be made as of the Date of Termination (and, in the event of the amounts contemplated under Sections 3.01(a)(B) and 3.02(a)(B), at the time that such Bonuses are generally payable to all participants).

Section 4.02 The monthly installments contemplated under Section 3.01(b) shall begin on the sixtieth (60th) day after the Participant’s Date of Termination, provided that the Participant shall have executed the Release and the revocation period will have expired within such sixty (60) day period.

Section 4.03 The payment contemplated under Section 3.02(b) shall be made at the time that such Bonuses are generally payable to all participants and in any event prior to March 15th of the calendar year following the end of the Year in which the Date of Termination occurs.

Section 4.04 The lump sum payment contemplated under Section 3.02(c) shall be made on the sixtieth (60th) day after the later of the Participant’s Date of Termination and the date of the Change in Control. Notwithstanding the foregoing, if the amount contemplated under Section 3.02(c) constitutes deferred compensation subject to Section 409A of the Code, then if the (i) Change in Control does not constitute a “change in control event” within the meaning of the Treasury Regulations promulgated under Section 409A of the Code (a “409A CIC”), the amount contemplated under Section 3.02(c) shall instead be paid (or continue to be paid, as applicable) in installments in accordance with Section 4.02 (with the amount of installments that continue to be paid upon a Change in Control where installments have already commenced pursuant to Section 3.01(b) increased in equal amounts to reflect the amount payable under Section 3.02(c)); or (ii) Date of Termination occurs prior to a Change in Control and the Change in Control constitutes a

409A CIC, then the amount contemplated under Section 3.02(c) shall be paid in accordance with the first sentence of this Section 4.04, but it shall be reduced by the aggregate amount payable pursuant to Section 3.01(b) and the amounts payable pursuant to Section 3.01(b) will continue be paid in accordance with Section 4.02.

Section 4.05 The monthly installments contemplated under Section 3.01(c) and Section 3.02(d), if applicable, shall begin on the sixtieth (60th) day after the Participant’s Date of Termination, provided that, in the case of Section 3.01(c), the Participant shall have executed the Release and the revocation period will have expired within such sixty (60) day period.

Section 4.06 Anything in this Plan to the contrary notwithstanding, no amount payable on a date or within a period that is by reference to a Participant’s termination of employment under Article III hereof that is nonqualified deferred compensation subject to Section 409A of the Code shall be paid unless the Participant experiences a Separation from Service, and if the Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), shall instead be paid with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, to the Participant on the first business day that immediately follows the earlier of (i) the date that is six months following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto.

ARTICLE V

TERMINATION AND AMENDMENT OF PLAN

Section 5.01 This Plan may be amended or terminated at the sole discretion of the Board or Compensation Committee provided that the Board, or the Compensation Committee, as applicable, shall provide written notice to the Participant no less than one year prior to the effective date of any Plan termination or an amendment that materially and adversely impacts the right of a Participant under the Plan, and provided further that the Plan shall not be terminated or amended once the Company enters into a definite binding agreement, the consummation of which would result in the occurrence of a Change in Control.

ARTICLE VI

FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE

Section 6.01 In the event that the benefits provided for in this Plan (together with any other benefits or amounts payable or provided to a Participant) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Article VI be subject to the Excise Tax, then the Participant’s benefits under this Plan (together with any other benefits or amounts payable or provided to such Participant) shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced, in accordance with Section 6.02 hereof, so as to achieve the principle set forth in the preceding sentence. In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Plan or any other arrangement) in violation of Section 409A.

Section 6.02 Any reduction in the Participant’s benefits under this Plan and/or otherwise payable or provided to such Participant shall be made as follows:

(a) first, payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first;

(b) second, payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable or deliverable last reduced first;

(c) third, payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24);

(d) fourth, payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and

(e) fifth, all other non-cash benefits will be reduced pro-rata.

Section 6.03 In each case, the amounts of the payments and benefits shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the reductions contemplated under Section 6.01.

Section 6.04 Unless the Company and the Participant otherwise agree in writing, all determinations required to be made under this Article VI, including the manner and amount of any reduction in the Participant’s benefits under this Plan, and the assumptions to be utilized in arriving at such determinations, shall be promptly determined and reported in writing to the Company and the Participant by the independent public accountants or other independent advisors selected by the Company that are not serving as the accountants or auditors for the individual, entity or group effecting the Change in Control (the “Accountants”), and all such computation and determinations shall be conclusive and binding upon the Participant and the Company. All fees and expenses of the Accountants shall be borne solely by the Company, and the Company shall enter into any agreement requested by the Accountants in connection with the performance of the services hereunder. For purposes of making the calculations required by this Article VI, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this Article VI.

Section 6.05 As expressly permitted by Q/A #32 of the Treasury Regulations under Code Section 280G, with respect to performing any present value calculations that are required in connection with this Article VI, the Participant and the Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the date this Plan is adopted and the Accountants shall therefore use such AFR in their determinations and calculations.

ARTICLE VII

PLAN ADMINISTRATION

Section 7.01 The Plan Administrator will administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

Section 7.02 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

Section 7.03 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan. Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof will be borne by the Company.

Section 7.04 Following the occurrence of a Change in Control, the Company may not remove from office the individual or individuals who served as Plan Administrator immediately prior to the Change in Control; provided, however, if any such individual ceases to be affiliated with the Company, the Company may appoint another individual or individuals as Plan Administrator so long as the substitute Plan Administrator consists solely of an individual or individuals who (a) were officers of the Company immediately prior to the Change in Control, (b) were directors of the Company immediately prior to the Change in Control and are not affiliated with the acquiring entity in the Change in Control or (c) were selected or approved in writing by an officer or director described in clause (a) or (b).

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01 Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

Section 8.02 Scope of Benefits under Plan. Nothing in this Plan shall be deemed to entitle the Participant to continued employment with the Company or its Subsidiaries; provided, however, that notwithstanding anything herein to the contrary, any termination of the Participant’s employment shall be subject to all of the benefit and payment provisions of this Plan.

Section 8.03 Successors’ Binding Obligation.

(a) This Plan shall not be terminated by any Company Change or transfer of assets. In the event of any Company Change or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.

(b) The Company agrees that concurrently with any Company Change or transfer of assets, it will cause any successor or transferee unconditionally to assume by written instrument delivered to the Participant (or his beneficiary or estate) all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Company Change or transfer of assets that results in a Change in Control shall constitute Good Reason hereunder and shall entitle the Participant to compensation and other benefits from the Company in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant’s employment were terminated in connection with a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Company Change or transfer of assets becomes effective shall be deemed the date Good Reason occurs, and the Participant may terminate employment for Good Reason on or following such date.

(c) The rights under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

Section 8.04 Compensation Recoupment. Pursuant to the Dodd-Frank Act, the benefits provided for in this Plan shall not be deemed fully earned or vested, even if paid or distributed to the Participant, if the amount payable under Article III or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback” by the Company pursuant to the provisions of the Dodd-Frank Act and any Recoupment Rules. In addition, the Participant hereby acknowledges that this Plan may be amended as necessary and/or shall be subject to any recoupment policies adopted by the Company to comply with the requirements and/or limitations under the Dodd-Frank Act and any Recoupment Rules, or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) the Company to revoke, recover and/or clawback the benefits provided herein.

Section 8.05 Notice.

(a) For purposes of this Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after deposit in the United States mail, registered and return receipt requested, postage prepaid, addressed as follows:

If to the Participant:

To the most recent address of the Participant set forth in the personnel records of the Company

If to the Company:

Willis Towers Watson Public Limited Company

c/o Office of the General Counsel

200 Liberty Street, 7th Floor

New York, NY 10281

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Alternatively, notice may be deemed to have been delivered when sent by facsimile to a location provided by the other party hereto.

(b) A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, shall (i) indicate the specific termination provision in this Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated and (iii) specify the Date of Termination. In the case of a termination by the Company other than a termination for Cause, the Date of Termination shall not be less than (30) days after the notice of termination is given. In the case of a termination by the Participant, the Date of Termination shall be the date that the cure period contemplated under Section 1.01(x) has expired if the Company has failed to remedy within such period the circumstances constituting Good Reason. The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

Section 8.06 Employment with Subsidiaries. Employment with the Company for purposes of this Plan shall include employment with any Subsidiary.

Section 8.07 Governing Law; Validity. The interpretation, construction and performance of the provisions of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principle of conflicts of laws, to the extent the laws of the State of New York are not preempted by ERISA. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.

Section 8.08 Waiver. No provision of this Plan may be waived unless such waiver is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Participant or the Company to insist upon strict compliance with any provision of this Plan or to assert any right the Participant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

Section 8.09 Limitations on Assignment. Except as otherwise provided herein or by law, no right or interest of any Eligible Executive under the Plan will be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof will be effective; and no third party creditors of an Eligible Executive will have any right or interest in any Eligible Executive’s rights or interests under the Plan. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs or dies after accruing benefit rights under the Plan, payment may be made directly to his or her legal guardian or personal representative, executor or estate administrator, as the case may be.

Section 8.10 Code Section 409A. It is intended that this Plan shall comply with the provisions of Section 409A of the Code, and the Plan shall be interpreted and administered in a manner consistent with this intent. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan to ensure that all payments are made in a manner that complies with Section 409A of the Code (including, without limitation, the avoidance of penalties thereunder) to the extent permitted under Section 409A of the Code; provided, however, that the Company is under no obligation to make such amendment or modification and makes no representations that the payments hereunder will be exempt from any penalties that may apply under Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Plan. Nothing in this Plan shall provide a basis for any person to take action against the Company or any affiliate thereof based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under the Plan, and neither the Company nor any of its affiliates shall under any circumstances have any liability to the Participant or the Participant’s estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

Section 8.11 Unfunded Plan. The Plan will not be required to be funded unless such funding is authorized by the Board in its sole discretion. Regardless of whether the Plan is funded, no Eligible Executive will have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

ARTICLE IX

CLAIMS, INQUIRIES, APPEALS

Section 9.01 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the claims administrator in writing by an applicant (or his or her authorized representative), as follows:

Claims Administrator

c/o Office of the Chief Human Resources Officer

Willis Towers Watson Public Limited Company

1450 Brickell Avenue, Suite 1600

Miami, FL 33131

Attention: Chief Human Resources Officer

Section 9.02 Denial of Claims. In the event that any application for benefits is denied in whole or in part, the claims administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the claims administrator needs to complete the review (and an explanation of why such information or material is necessary), an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring civil action under section 502(a) of ERISA, if his or her claim is denied upon review.

This written notice will be given to the applicant within (90) days after the claims administrator receives the application, unless special circumstances require an extension of time, in which case, the claims administrator has up to an additional (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the claims administrator is to render his or her decision on the application.

If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

Section 9.03 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review will be in writing and will be addressed to:

Plan Administrator

c/o Office of the General Counsel

Willis Towers Watson Public Limited Company

200 Liberty Street, 7th Floor

New York, NY 10281

Attention: General Counsel

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

Section 9.04 Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific reason or reasons for the denial, references to the specific Plan provisions upon which the decision is based, a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim, and a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 9.04 the application will be deemed denied on review.

Section 9.05 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

Section 9.06 Exhaustion of Remedies. No claim for benefits under the Plan may be brought in any forum until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 9.01 above, (b) has been notified by the claims administrator that the application is denied (or the application is deemed denied due to the claims administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9.03 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 9.04 above).

Section 9.07 Final Dispute Resolution. Any and all disputes under this Plan (including but not limited to disputes regarding interpretation, scope, or validity of the Plan, any pendant state claims if not otherwise preempted by ERISA) remains unresolved after the exhaustion of the claims procedure outlined in Sections 9.01 through 9.06, above, will be submitted to the exclusive jurisdiction of the United States District Court for the Southern District of New York.

Exhibit A

WAIVER AND RELEASE OF CLAIMS

In consideration of, and subject to, the delivery to me by Willis Towers Watson Public Limited Company, a corporation organized under the laws of Ireland, (the “Company”) of the severance payments and benefits as defined in the Willis Towers Watson Public Limited Company Severance and Change in Control Pay Plan for US Executives, as amended from time to time (the “Plan”), I hereby waive any claims I may have for employment or re-employment in the future by the Company and its affiliates and subsidiaries after the date on which my employment with the Company terminated (the “Termination Date”), and I further agree to and do release and forever discharge the Company, its subsidiaries and affiliates and their respective past and present officers, directors, shareholders, employees and agents (the “Releasees”) from any and all claims and causes of action, known or unknown, arising out of or relating to (i) my employment with any such Releasees or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, defamation and claims under the Civil Rights Acts, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act, the Americans with Disabilities Act, [additional statutes from state where Participant is located to be inserted here] , or any other federal, state, local or foreign legislation or common law relating to employment or discrimination in employment or otherwise.

The waiver and release of claims in the immediately preceding paragraph does not include (i) earned but unpaid salary and vacation pay owing for the period through the Termination Date; (ii) vested benefits under any employee benefit plans sponsored by the Company under any pension plan; (iii) the delivery of the severance payments and benefits under the Plan; (iv) my right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency; (v) coverage or indemnification under the Company’s insurance policies, applicable certificates of incorporation, by-laws or a resolution of the Company’s board of directors (vi) any recovery to which I may be entitled pursuant to Washington workers’ compensation and unemployment insurance laws; (vii) my right to challenge the validity of the Release under the ADEA, (viii) or any right where a waiver is expressly prohibited by law.    For purposes of this Waiver and Release of Claims, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission.

By signing this Waiver and Release of Claims, I acknowledge and agree as follows:

(1) I have carefully read the Plan and this Waiver and Release of Claims [with the attached Appendix A]1;

(2) I have had the opportunity to consult with an attorney or other advisor of my choice about this matter, and have been advised by the Company to do so if I choose;

(3) the severance payments and benefits under the Plan are greater than any other payment or benefit to which I otherwise would have been legally entitled as a result of the termination of my employment;

(4) I have signed this Waiver and Release of Claims of my own free will and no promises or representations have been made to me by any person to induce me to do so other than the Plan;

(5) I have been given [forty-five (45)][twenty-one (21)] days to review and consider this Waiver and Release of Claims [with attached Appendix A]; and

(6) I may revoke this Waiver and Release of Claims after signing it, by delivering a written revocation to the Company’s Chief Human Resources Officer, Willis Towers Watson Public Limited Company, 555 17th Street, Suite 2050, Denver, Colorado 80202 no later than seven (7) days after the date I sign it as shown below.

Employee’s Signature

Print Name

Date Signed

[1]

The bracketed and highlighted language here and below will be used when two or more employees are separated from the Company as part of a termination program. An appendix with disclosures is as required by the ADEA.